Exhibit 35.1

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1123 – Servicer Compliance Statement

Transactions Listed With SEC

I, Anthony Renzi, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the “Servicer”) activities during the 12 month period ending December 31, 2014 (“Reporting Period”) and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period except as identified on Schedule B.

February 26, 2015

By:	/s/ Anthony Renzi
Name:	Anthony Renzi
Title:	Senior Vice President, CitiMortgage, Inc.
Senior Officer in Charge of Servicing

[No Schedule B to this 1123 Servicer Compliance Statement was provided and the Depositor has been advised by CitiMortgage, Inc. that the reason no Schedule B was provided is that for purposes of Item 1123 of Regulation AB CitiMortgage, Inc. fulfilled all of its obligations under the servicing agreement in all material respects throughout the Reporting Period and they had no exceptions to report.]

Schedule A

Transactions Listed with SEC 2014

Investor/Bond Number	Security or Deal	Party the Servicer Is Reporting To (Master Servicer or Trustee or Investor)
77056	REDWOOD TRUST-WL 44	WELLS FARGO BANK - TRUSTEE
—	SEQUOIA MORTGAGE TRUST 2013-8 (SEMT 2013-8)	CITIMORTGAGE, INC. MASTER SERVICING
77099	CMLTI 2014-A	CITIBANK AGENCY AND TRUST
77101	NEW RESI. MORTG. LOAN TRUST 2014-1	NATIONSTAR MORTGAGE, MASTER SERV.